Exhibit 99.1

The Marygold Companies Reports Financial Results

for the Three and Nine Months Ended March 31, 2025

San Clemente, Calif., May 8, 2025—The Marygold Companies, Inc. (“TMC,” or the “Company”) (NYSE American: MGLD), a diversified global holding firm with a focus on financial services, today reported financial results for the three and nine months ended March 31, 2025.

Revenue for the third fiscal quarter ended March 31, 2025 was $7.0 million, compared with $7.9 million a year ago. As anticipated, the Company recorded a net loss of $1.0 million, equal to a loss of $0.02 per share, for the fiscal 2025 third quarter, versus a net loss of $0.5 million, or $0.01 per share, for the same period last year.

For the nine months ended March 31, 2025, revenue was $22.9 million, versus $24.6 million for the comparable period last year, a decline of 7%. A net loss of $4.3 million, or $0.11 per share, was recorded for the most recent nine-month period, versus a net loss of $2.2 million, or $0.05 per share, for the same period a year ago.

At March 31, 2025, cash and cash equivalents amounted to $4.3 million, and investments totaled $11.3 million. Total assets at March 31, 2025, were $33.5 million, and total stockholders’ equity at the quarter’s end was $24.3 million.

“Results for the third fiscal quarter were no surprise, as the operating loss reflected continued expenses at TMC’s Marygold & Co. subsidiary. We had also begun to ramp up our focus toward the launch of the fintech app in the U.K., and that increased expenses,” said David Neibert, TMC’s Chief Operations Officer. “The quarter’s performance was also negatively impacted by reduced average assets under management (AUM) at the Company’s largest operating subsidiary, USCF Investments, due largely to market volatility in the commodities sector. Average AUM for the 2025 third quarter decreased to $2.6 billion from $3.0 billion in the prior year third quarter.

“During the quarter, TMC raised $1.8 million in net proceeds from an underwritten public offering. Proceeds are being applied to debt reduction, to make further capital contributions to the Marygold & Co. subsidiaries in the U.S. and U.K., and for general working capital and corporate purpose,” Neibert said.

Nicholas Gerber, TMC’s Chief Executive Officer, said, “While operating losses are expected to continue over the near term due to our launch of the fintech app in the U.K. and its related marketing expenses, we are building for the future and believe the vast majority of our development expenses are now behind us. At the same time, we are reducing expenses throughout the Company and seeking to monetize our earlier investments in order to return the consolidated company to profitability. The fintech app debuted in the U.K. subsequent to the close of the third quarter, and shortly thereafter it was gratifying to learn that it was named among the top five ‘Best Free Budgeting Apps’ by Forbes Advisor, a newsletter that provides independent coverage of personal finance topics in the U.K.” Gerber added.

Business Units

The Company’s USCF Investments subsidiary, https://www.uscfinvestments.com/, acquired in 2016 and based in Walnut Creek, Calif., serves as manager, operator or investment adviser to 15 exchange traded products, structured as limited partnerships or investment trusts that issue shares trading on the NYSE Arca.

Gourmet Foods, https://gourmetfoodsltd.co.nz/, acquired in 2015, is a commercial-scale bakery that produces and distributes iconic meat pies and pastries throughout New Zealand under the brand names Pat’s Pantry and Ponsonby Pies. Acquired by Gourmet Foods in 2020, Printstock Products Limited, https://www.printstock.co.nz, is a printer of specialized food wrappers and is located in Napier, New Zealand.

Brigadier Security Systems, www.brigadiersecurity.com, acquired in 2016 and headquartered in Saskatoon, Canada, provides comprehensive security solutions to homes and businesses, government offices, schools and other public buildings throughout the province under the brands Brigadier Security Systems in Saskatoon and Elite Security in Regina, Canada.

Acquired in 2017, San Clemente, Calif.-based Original Sprout, www.originalsprout.com, produces and distributes a full line of vegan, safe, non-toxic hair and skin care products, including a “reef safe” sun screen, throughout the U.S. and in many regions throughout the world.

Marygold & Co., https://marygoldandco.com/, headquartered in Denver, Colo., is a wholly owned TMC subsidiary established in 2019 to explore opportunities in the financial technology sector. Marygold & Co. (UK) Limited, https://marygoldandco.uk/, also a wholly owned TMC subsidiary, was established in the U.K. in 2021 and operates through two U.K.-based investment advisory business units: Marygold & Co Limited (fka/Tiger Financial and Asset Management), acquired in 2022, http://www.tfam.co.uk/, and Step-by-Step Financial Planners, acquired in 2024, https://www.sbsfp.co.uk/, that manage clients’ financial wealth across a diverse product range.

About The Marygold Companies, Inc.

The Marygold Companies, Inc. was founded in 1996 and repositioned as a global holding firm in 2015. The Company currently has operating subsidiaries in financial services, food manufacturing, printing, security systems and beauty products, under the trade names USCF Investments, Marygold & Co., Step-By-Step Financial Planners, Marygold & Co. Limited, Gourmet Foods, Printstock Products, Brigadier Security Systems and Original Sprout, respectively. Offices and manufacturing operations are in the U.S., New Zealand, U.K., and Canada. For more information, visit www.themarygoldcompanies.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may” “will,” “could,” “should” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from the expected results and, consequently, should not be relied upon as predictions of future events. These forward-looking statements, including the factors disclosed in the Company’s most recent Annual Report on Form 10-K, and in the Company’s other filings with the Securities and Exchange Commission, are not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

Media and investors, for more Information, contact:

Roger S. Pondel

PondelWilkinson Inc.

310-279-5965

rpondel@pondel.com

Contact the Company:

David Neibert, Chief Operations Officer

949-429-5370

dneibert@themarygoldcompanies.com

THE MARYGOLD COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	March 31, 2025	June 30, 2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,321	$5,461
Accounts receivable, net (of which $1,302 and $1,455, respectively, due from related parties)	2,319	2,678
Inventories	2,145	2,191
Prepaid income tax and tax receivable	1,131	1,338
Investments, at fair value	11,303	9,551
Other current assets	703	3,034
Total current assets	21,922	24,253
Restricted cash	62	62
Property and equipment, net	997	1,166
Operating lease right-of-use assets	1,108	974
Goodwill	2,481	2,481
Intangible assets, net	1,131	1,375
Deferred tax assets, net	1,969	1,969
Other assets	3,799	619
Total assets	$33,469	$32,899
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,667	$4,021
Lease liabilities, current portion	614	620
Purchase consideration payable, current portion	242	277
Notes payable, current portion	3,663	315
Total current liabilities	8,186	5,233
Purchase consideration payable, net of current portion	-	237
Lease liabilities, net of current portion	647	455
Deferred tax liabilities, net	360	360
Total long-term liabilities	1,007	1,052
Total liabilities	9,193	6,285
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001; 50,000 shares authorized
Series B: 13 and 49 shares issued and outstanding at March 31, 2025 and June 30, 2024, respectively	-	-
Common stock, $0.001 par value; 900,000 shares authorized; 42,837 and 40,096 shares issued and outstanding at March 31, 2025 and June 30, 2024, respectively	43	40
Additional paid-in capital	15,125	12,825
Accumulated other comprehensive loss	(565)	(269)
Retained earnings	9,673	14,018
Total stockholders’ equity	24,276	26,614
Total liabilities and stockholders’ equity	$33,469	$32,899

THE MARYGOLD COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024

Revenue
Fund management - related party	$4,093	$4,406	$13,369	$14,453
Food products	1,505	1,836	5,014	5,485
Beauty products	641	858	2,071	2,475
Security systems	568	650	1,842	1,773
Financial services	220	130	644	385
Revenue	7,027	7,880	22,940	24,571

Cost of revenue	1,755	2,323	5,958	6,449

Gross profit	5,272	5,557	16,982	18,122

Operating expense
Salaries and compensation	2,605	2,690	8,699	8,279
General and administrative expense	2,191	2,166	7,117	6,730
Fund operations	1,140	1,295	4,118	3,752
Marketing and advertising	697	745	2,103	2,426
Depreciation and amortization	143	132	445	439
Total operating expenses	6,776	7,028	22,482	21,626

Loss from operations	(1,504)	(1,471)	(5,500)	(3,504)

Other income (expense):
Interest and dividend income	78	259	1,293	580
Interest expense	(325)	(5)	(718)	(12)
Other income (expense), net	432	333	(692)	(116)
Total other income (expense), net	185	587	(117)	452

Loss before income taxes	(1,319)	(884)	(5,617)	(3,052)

Benefit from income taxes	307	355	1,273	840

Net loss	$(1,012)	$(529)	$(4,344)	$(2,212)

Weighted average shares of common stock
Basic and diluted	40,816	40,401	40,843	40,401

Net loss per common share
Basic and diluted	$(0.02)	$(0.01)	$(0.11)	$(0.05)